========================================================================





                        PROGRESSIVE CAPITAL ACCUMULATION
                                      TRUST






    ========================================================================

                                  ANNUAL REPORT

    ========================================================================






                                DECEMBER 31, 2001





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



                     PROGRESSIVE CAPITAL ACCUMULATION TRUST

        Comparison of the Change in Value of a $10,000 Investment in the
           Progressive Capital Accumulation Trust and the Standard &
                                Poor's 500 Index






                               [GRAPHIC OMITTED]





              ----------------------------------------------------
                     Progressive Capital Accumulation Trust
                           Average Annual Total Return
              ====================================================

                       1 Year        5 Year      10 Year

                      (14.62%)       6.85%        7.02%


               --------------------------------------------------

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2001



Assets:
Investments at quoted market value (cost $5,175,994;
 see Schedule of Investments, Notes 1, 2, & 5).......   $ 5,483,623
Cash ................................................       119,595
Dividends and interest receivable....................         5,163
Other assets.........................................         1,769
                                                        -----------
    Total assets.....................................     5,610,150
                                                        -----------
Liabilities:
Accrued expenses and other liabilities (Note 3)......        31,480
                                                        -----------
    Total liabilities................................        31,480
                                                        -----------

Net Assets:
Capital stock (unlimited shares authorized at $1.00 par
 value, amount paid in on 303,313 shares outstanding)
 (Note 1)............................................     4,737,562
Distributable earnings (Notes 1 & 4).................       841,108
                                                        -----------
    Net assets (equivalent to $18.39 per share,
    based on 303,313 capital shares outstanding).....   $ 5,578,670
                                                        ===========



   The accompanying notes are an integral part of these financial statements.

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                             STATEMENT OF OPERATIONS
                                DECEMBER 31, 2001


Income:
 Dividends...........................................   $   28,325
 Interest............................................       38,151
                                                        -----------
    Total income.....................................       66,476
                                                        -----------

Expenses:
 Management fees, net (Note 3).......................       44,081
 Pricing and bookkeeping fees (Note 4)...............       18,500
 Transfer fees (Note 4)..............................       12,000
 Audit and accounting fees...........................        8,500
 Legal fees..........................................        6,000
 Custodian fees......................................        2,500
 Trustees' fees and expenses.........................        1,000
 Other expenses......................................        3,350
                                                        -----------
    Total expenses...................................       95,931
                                                        -----------

Net investment loss..................................      (29,455)
                                                        -----------

Realized and unrealized gain on investments:
  Realized loss on investments-net...................      (62,509)
  Decrease in net unrealized appreciation
   in investments....................................     (876,918)
                                                        -----------
    Net loss on investments..........................     (939,427)
                                                        -----------
Net decrease in net assets resulting
  from operations....................................   $ (968,882)
                                                        ===========



   The accompanying notes are an integral part of these financial statements.

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                       STATEMENTS OF CHANGES IN NET ASSETS



                                             Year Ended  Year Ended
                                              December     December
                                              31, 2001    31, 2000
                                           --------------------------
From operations:
Net investment loss......................   $ (29,455)      (29,764)
 Realized (loss) gain on investments, net     (62,509)     1,048,222
 Decrease in net unrealized
  appreciation in investments............    (876,918)    (1,319,287)
                                           ------------  ------------
    Net decrease in net assets
           resulting from operations.....    (968,882)     (300,829)
                                           ------------  ------------
Distributions to shareholders:
 From net investment income ($1.45 per
  share in 2000)........................          --       (393,068)
 From net realized gain on investments
   ($2.31 per share in 2000)............          --       (629,088)
                                           ------------  ------------
    Total distributions to shareholders..         --     (1,022,156)
                                           ------------  ------------
From capital share transactions:

                        Number of Shares
                         2001      2000
                       --------- ---------
 Proceeds from sale of
  shares..............   705      8,101        15,487       219,339
Shares issued to
 shareholders in
 distributions
 reinvested...........    --     44,083            --       957,038
Cost of shares
redeemed.............. (13,323)  (4,881)     (272,862)     (130,801)
                       --------- ---------  -----------   -----------
(Decrease) increase
 in net assets
 resulting from
 capital share
 transactions......... (12,618)  47,303      (257,375)    1,045,576
                       ========= =======    ------------ ------------

Net decrease in net assets...............  (1,226,257)     (277,409)
Net assets:
  Beginning of period....................   6,804,927     7,082,336
                                          ------------  ------------
  End of period (including undistributed
   net investment
   income of $999,564 and $1,029,019,
   respectively)......................... $ 5,578,670   $ 6,804,927
                                          ============  ============



   The accompanying notes are an integral part of these financial statements.

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                       SELECTED PER SHARE DATA AND RATIOS
                (for a share outstanding throughout each period)



                                    Year Ended December 31,
                        2001      2000     1999   1998(Note3) 1997(Note3)
                      -----------------------------------------------
Investment income
 (loss).............. $ (0.09)  $ (2.25)  $ 4.15  $ (378.95)  $ 0.59
Expenses, net........   (0.13)    (3.13)    5.16    (381.86)    0.47
                      -----------------------------------------------
Net investment income
 (loss)...............    0.04      0.88    (1.01)      2.91     0.12
Net realized and
 unrealized gain (loss)
 on investments.......   (3.19)    (1.94)    6.57       1.16     3.30
Distributions to
 shareholders:
  From net investment
  income.............      --      (1.45)   (0.29)       --     (0.07)
  From net realized
  gain on investments      --      (2.31)   (0.23)   (11.61)    (0.79)
                      -----------------------------------------------
Net increase
(decrease)
 in net asset value..   (3.15)     (4.82)    5.04    (7.54)     2.56
Net asset value:
 Beginning of period.   21.54      26.36    21.32    28.86     26.30
                      -----------------------------------------------
 End of period....... $ 18.39    $ 21.54   $26.36   $21.32    $28.86
                      ===============================================

Total Return.........  (14.62)%   (4.13)%  26.10%   19.40%    13.04%
Ratio of expenses to
 average net assets..    1.64%     1.46%    1.66%    1.29%     1.15%
Ratio of net invest-
 ment income to
 average net assets..   (0.50)%   (0.41)%  (0.32)%  (0.01)%    0.28%
Portfolio turnover...    0.05      0.02     0.28     0.49      0.04
Average commission
rate paid............    0.0473    0.0556   0.0510   0.0654    0.0800
Number of shares out-
 standing at end of
period...............    303,313  315,931  268,628   200,747   461,251



   The accompanying notes are an integral part of these financial statements.

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                             SCHEDULE OF INVESTMENTS
                                DECEMBER 31, 2001


                                                           Value
 Quantity                                                 (Note 1)


COMMON STOCKS - 74.68%
         Advertising Industry --1.06%
 2,000   Interpublic Group of Companies,
         Incorporated..............................      59,080
                                                       ------------

         Air Transport Industry --1.58%
 1,700   Fedex Corporation*........................      88,196
                                                       ------------

         Bank Industry -4.21%
 3,300   Bank of New York Company, Incorporated....     134,640
 1,983   Citigroup Incorporated....................     100,102
                                                       ------------
                                                        234,742
                                                       ------------
         Computer & Peripherals Industry --0.60%
 2,500   EMC Corporation*..........................      33,600
                                                       ------------

         Computer Networks Industry --0.67%
 1,700   Network Appliance*........................      37,179
                                                       ------------

         Computer Related Business Services, Not
         Elsewhere --0.85%
 1,700   Siebel Systems*...........................      47,566
                                                       ------------

         Computer Software & Services Industry
         --7.34%
 2,500   AOL Time Warner, Incorporated*............      80,250
 2,800   Automatic Data Processing, Incorporated...     164,920
 2,200   Computer Associates International.........      75,878
 1,800   Computer Sciences*........................      88,164
                                                       ------------
                                                        409,212
                                                       ------------
         Diversified Company Industry --5.45%
    69   Berkshire Hathaway Class B*...............     174,225
 2,200   Tyco International Limited................     129,580
                                                       ------------
                                                        303,805
                                                       ------------
         Drug Industry --6.46%
 2,500   Amgen, Incorporated*......................     141,100
 5,500   Pfizer, Incorporated......................     219,175
                                                       ------------
                                                        360,275
                                                       ------------

* Non income producing security.

   The accompanying notes are an integral part of these financial statements.

                           PROGRESSIVE CAPITAL ACCUMULATION TRUST


                                  SCHEDULE OF INVESTMENTS
                                     DECEMBER 31, 2001


                                        (Continued)


                                                           Value
 Quantity                                                 (Note 1)


         Electrical Equipment Industry --3.25%
 4,500   General Electric Company..................      180,360
    36   McData Corporation Class A*...............          882
                                                       -------------
                                                         181,242
                                                       -------------
         Food Processing Industry -3.48%
 4,967   Tootsie Roll Industries, Incorporated.....      194,110
                                                       -------------

         Food Wholesalers Industry --3.76%
 8,000   Sysco Corporation.........................      209,760
                                                       -------------

         Insurance (Diversified) Industry --2.70%
 1,900   American International Group..............      150,860
                                                       -------------

         Insurance (Life) Industry -2.29%
 5,200   AFLAC, Incorporated.......................      127,712
                                                       -------------

         Investment Company, (Biotech)
         Industry--3.31%
 1,400   Biotech Holders - ADRs*...................      184,800
                                                       -------------

         Management Services Industry--4.03%
 3,750   Convergys Corporation*....................      140,588
 1,700   KLA-Tencor Corporation*...................       84,252
                                                       -------------
                                                         224,840
                                                       -------------
         Manufacturing - Communication Products
         Industry--0.16%
 1,000   JDS Uniphase*.............................        8,730
                                                       -------------

         Medical Supplies Industry --6.78%
 2,600   Abbott Laboratories.......................      144,950
 4,000   Stryker Corporation.......................      233,480
                                                       -------------
                                                         378,430
                                                       -------------


* Non income producing security.

   The accompanying notes are an integral part of these financial statements.

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                             SCHEDULE OF INVESTMENTS
                                DECEMBER 31, 2001


                                   (Continued)


                                                           Value
 Quantity                                                 (Note 1)


         Newspaper Industry --2.13%
 2,750   New York Times Class A....................       118,938
                                                       -------------

         Office Equipment & Supplies Industry
         --2.20%
 6,550   Staples, Incorporated*....................       122,485
                                                       -------------

         Retail Building Supply Industry --3.15%
 3,450   Home Depot, Incorporated..................       175,984
                                                       -------------

         Retail Store Industry --1.67%
 6,250   Dollar General............................        93,125
                                                       -------------

         Semiconductor Industry --3.05%
 3,000   Intel Corporation.........................        94,350
 2,700   Texas Instruments.........................        75,600
                                                       -------------
                                                          169,950
                                                       -------------
         Telecommunication Equipment Industry
         --2.82%
 6,000   ADC Telecom*..............................        27,600
 3,157   Agilent Technology*.......................        90,006
 2,200   Cisco Systems, Incorporated*..............        39,842
                                                       -------------
                                                          157,448
                                                       -------------
         Telecommunication Services Industry --1.69%
 1,000   Qualcomm*.................................        50,500
   120   Worldcom Inc. - MCI Group.................         1,524
 3,000   Worldcom Inc. - Worldcom Group*...........        42,240
                                                       -------------
                                                           94,264
                                                       -------------
         Total common stocks (cost $3,858,815) ....     4,166,333
                                                       -------------



* Non income producing security.

   The accompanying notes are an integral part of these financial statements.

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                             SCHEDULE OF INVESTMENTS
                                DECEMBER 31, 2001


                                   (Continued)


                                                           Value
 Quantity                                                 (Note 1)


FOREIGN TIME DEPOSITS -2.55%
 159,615 Euro, maturing 02/11/02 at 3.187%
  (cost $142,217).................................          142,329
                                                       -------------
UNITED STATES TREASURY BILLS - 21.06%
1,180,000 Treasury Bill, 1.83% yield, maturing
  02/07/02 (at cost)..............................        1,174,961
                                                       -------------
         Total investments (cost $5,175,994).......       5,483,623
                                                       -------------
CASH & OTHER ASSETS,  LESS LIABILITIES - 1.70%.....          95,047
                                                       -------------
         Total Net Assets..........................    $  5,578,670
                                                       =============










   The accompanying notes are an integral part of these financial statements.

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2001



1. Significant accounting policies:
   On December 14, 1998, the Board of Trustees voted to change the name of the Trust from Anchor Capital Accumulation Trust to Progressive Capital Accumulation Trust. Subsequent to their vote the name change became effective January 21, 1999.

   Progressive Capital Accumulation Trust, a Massachusetts business trust (the "Trust"), is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end investment management company. The following is a summary of significant accounting policies followed by the Trust which are in conformity with those generally accepted in the investment company industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
   A. Investment securities-- Security transactions are recorded on the date the investments are purchased or sold. Each day, at 4:00 pm EST or the close of the NYSE, securities traded on national security exchanges are valued at the last sale price on the primary exchange on which they are listed, or if there has been no sale, at the current bid price. Other securities for which market quotations are readily available are valued at the last known sales price, or, if unavailable, the known current bid price which most nearly represents current market value. Options are valued in the same manner. Foreign currencies and foreign denominated securities are translated at current market exchange rates as of 4:00 pm EST or the close of the NYSE. Temporary cash investments are stated at cost, which approximates market value.
    Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis. Gains and losses from sales of investments are calculated using the "identified cost" method for both financial reporting and federal income tax purposes.
   B. Income Taxes-- The Trust has elected to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute each year all of its taxable income to its shareholders. No provision for federal income taxes is necessary since the Trust intends to qualify for and elect the special tax treatment afforded a "regulated investment company" under subchapter M of the Internal Revenue Code.
    Income and capital gains distributions are determined in accordance with federal tax regulations and may differ from those determined in accordance with generally accepted accounting principles. To the extent these differences are permanent, such amounts are reclassified within the capital accounts based on their federal tax basis treatment; temporary differences do not require such reclassification.
   C. Capital Stock-- The Trust records the sales and redemptions of its capital stock on trade date.
   D. Foreign Currency - Amounts denominated in or expected to settle in foreign currencies are translated into United States dollars at rates reported by a major Boston bank on the following basis:

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2001

                                   (Continued)

     A. Market value of investment securities, other assets and liabilities at the 4:00 p.m. Eastern Time rate of exchange at the balance sheet date.
     B. Purchases and sales of investment securities, income and expenses at the rate of exchange prevailing on the respective dates of such transactions (or at an average rate if significant rate fluctuations have not occurred). The Trust does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.
    Reported net realized foreign exchange gains or losses arise from sales and maturities of short term securities, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Trust's books, and the United States dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the value of assets and liabilities other than investments in securities at fiscal year end, resulting from changes in the exchange rate.

2. Tax basis of investments:
   At December 31, 2001, the total cost of investments for federal income tax purposes was identical to the total cost on a financial reporting basis. Aggregate gross unrealized appreciation in investments in which there was an excess of market value over tax cost was $1,306,764. Aggregate gross unrealized depreciation in investments in which there was an excess of tax cost over market value was $999,135. Net unrealized appreciation in investments at December 31, 2001 was $307,629.

3. Investment advisory service agreements:
   The investment advisory contract with Progressive Investment Management Corporation (the "investment adviser") provides that the Trust will pay the adviser a fee for investment advice based on 3/4 of 1% per annum of average daily net assets. At December 31, 2001, investment advisory fees of $3,544 were due and were included in "Accrued expenses and other liabilities" in the accompanying Statement of Assets and Liabilities.

4. Certain transactions:
   The Trust has entered into an agreement with Cardinal Investment Services, Inc. for transfer agent and dividend disbursing agent services. Annual fees for these services are $12,000. Certain officers and trustees of the Trust are directors and/or officers of the investment adviser and distributor. Meeschaert & Co., Inc., the Trust's distributor, received $3,005 in brokerage commissions during the year ended December 31, 2001. Fees earned by Progressive Investment Management Corporation for expenses related to daily pricing of the Trust shares and for bookkeeping services for the year ended December 31, 2001 were $18,500.

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2001

                                   (Continued)

   As of December 31, 2001, the components of distributable earnings on a tax basis were as follows:

    Accumulated undistributed net investment income........... $     999,564
    Accumulated realized loss from securities transactions....      (466,085)
    Net unrealized appreciation in value of investments.......       307,629
                                                               --------------
                                                               $     841,108
                                                               ==============
5. Purchases and sales:
   Aggregate cost of purchases and the proceeds from sales and maturities on investments for the year ended December 31, 2001 were:

    Cost of securities acquired:
      Government and investments backed by such securities.... $   2,820,507
      Other investments.......................................     3,123,204
                                                               -------------
                                                               $   5,943,711
                                                               =============
    Proceeds from sales and maturities:
      Government and investments backed by such securities.... $   2,172,314
      Other investments.......................................     4,158,789
                                                               -------------
                                                               $   6,331,103
                                                               =============

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                              OFFICERS AND TRUSTEES



ERNIE BUTLER                                          Trustee
President, I.E. Butler Securities

SPENCER H. LE MENAGER                                 Trustee
President, Equity Inc.

DAVID W.C. PUTNAM                                     Chairman
President, F.L. Putnam                                and Trustee
Securities Company, Incorporated

J. STEPHEN PUTNAM                                     Vice President and
President, Robert Thomas Securities                   Treasurer

DAVID Y. WILLIAMS                                     President, Secretary
President and Director, Anchor Investment             and Trustee
Management Corporation
President and Director, Meeschaert & Co.,Inc.,
Vice President and Director, Progressive
Investment Management, Inc.

                      PROGRESIVE CAPITAL ACCUMULATION TRUST



Independent Auditors' Report


To the Shareholders and Trustees of Progressive Capital Accumulation Trust :


We have audited the accompanying statement of assets and liabilities of Progressive Capital Accumulation Trust, a Massachusetts business trust, including the schedule of investments, as of December 31, 2001, the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the selected per share data and ratios for each of the five years in the period then ended. These financial statements and per share data and ratios are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and per share data and ratios based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2001 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of Progressive Capital Accumulation Trust as of December 31, 2001, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the selected per share data and ratios for each of the five years in the period then ended, in conformity with generally accepted accounting principles.


                                         Livingston & Haynes, P.C.

Wellesley, Massachusetts,
January 11, 2002

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST




                      INVESTMENT ADVISER AND ADMINISTRATOR
                     Progressive Investment Management, Inc.
            579 Pleasant Street, Suite 4, Paxton, Massachusetts 01612
                                 (508) 831-1171

                                 TRANSFER AGENT
                       Cardinal Investment Services, Inc.
            579 Pleasant Street, Suite 4, Paxton, Massachusetts 01612
                                 (508) 831-1171

                                   DISTRIBUTOR
                             Meeschaert & Co., Inc.
            579 Pleasant Street, Suite 4, Paxton, Massachusetts 01612

                                    CUSTODIAN
                         Investors Bank & Trust Company
                200 Clarendon Street, Boston, Massachusetts 02116

                          INDEPENDENT PUBLIC ACCOUNTANT
                            Livingston & Haynes, P.C.
           40 Grove Street, Suite 380, Wellesley, Massachusetts 02482

                                  LEGAL COUNSEL
                             Thorp Reed & Armstrong
                One Oxford Center, Pittsburgh, Pennsylvania 15219








This report is not authorized for distribution to prospective investors in the Trust unless preceded or accompanied by an effective prospectus which includes information concerning the Trust's record or other pertinent information.